EXHIBIT 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
Joseph Gersuk, CFO	Jennifer Beugelmans/Doug Sherk	Steve DiMattia
(800) 772-6446 x1608	(415) 896-6820	(646) 201-5445
jgersuk@AngioDynamics.com	jbeugelmans@evcgroup.com	sdimattia@evcgroup.com
dsherk@evcgroup.com

AngioDynamics Reports Strong Fiscal First Quarter Financial Results

•	Company Generates 85% Sales Growth

•	Operating Income Increases 93%

•	Net Income Grows 25% to $2.4 Million or $0.10 Per Share

•	Adjusted (Non GAAP) Income Increases 158% to $6.1 Million or $0.25 Per Share

•	Fiscal 2008 Guidance Reaffirmed

QUEENSBURY, N.Y.  Oct. 1, 2007—AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of peripheral vascular disease and cancer, today reported financial results for the first quarter of fiscal 2008, which ended on August 31, 2007.

For the first fiscal quarter, the Company reported $37.5 million in net sales, an 85% increase over the $20.3 million reported for the first quarter of fiscal 2007.  Operating income rose 93% to $3.5 million from $1.8 million for the same period of the prior fiscal year.  First quarter net income increased 25% to $2.4 million from $1.9 million, while GAAP EPS decreased to $0.10 per share from $0.12 per share due to the 53% increase in diluted shares outstanding primarily related to the January 2007 acquisition of RITA Medical Systems.

AngioDynamics products constituted $23.3 million of first quarter net sales and RITA Medical products constituted $14.2 million.  AngioDynamics product sales grew 15% in the first quarter compared with the first quarter of fiscal 2007. On a pro forma basis, RITA Medical sales grew 7% in the first quarter versus the comparable period a year ago.

“The year is off to an excellent start and we are delighted to reaffirm our outlook for a strong fiscal 2008,” said Eamonn P. Hobbs, president and chief executive officer.  “While the first quarter is typically our lowest sales quarter of the fiscal year, our core AngioDynamics product lines generated healthy organic growth.  Morpheus® CT PICC and insertion kits, the recently launched Profiler™ balloon catheters and VenaCure® products performed particularly well during the first quarter.  In addition, on a pro forma basis, we doubled the sales of LC Bead embolization products as compared to last year’s first quarter and the Habib™ sealer sales growth was particularly impressive.  We successfully launched our NeverTouch™ VenaCure® product line to treat venous disease.  The fact that our venous products grew on a year over year basis, yet represented only seven percent of our total revenue as compared to a year ago, attests to the strengths of our broad product line.”

“We were also quite active and productive on the product development front,” continued Mr. Hobbs.  “During the quarter, we launched into the oncology market the UniBlate™, a scalable, single-needle radio frequency ablation electrode used to coagulate lesions during percutaneous, laparoscopic, and intraoperative surgical procedures.  We also finalized production plans to ensure our ability to provide our venous product line customers with uninterrupted supply regardless of the outcome of pending litigation.  Our exciting Irreversible Electroporation (IRE) development program with Oncobionic continues to progress on schedule.  Several peer review articles on the technology, including the first verification of data by an independent research team, have been published recently.  We remain on schedule to have the first human cases performed in this calendar year.”

First Quarter Highlights

•	Grew interventional product sales by 43% to $28.9 million

•	Achieved $8.6 million in oncology product sales representing 20% proforma growth

•	Accelerated successful launch and shipment of NeverTouch™ VenaCure product

•	Successfully launched the RITA® UniBlate, a scalable, single-needle RF ablation electrode for small tumor treatment

•	Continued execution of RITA Medical integration plan, which is expected to yield $9 million in cost savings from the RITA Medical operations in fiscal 2008

•	Promoted William Appling to senior vice president of R&D; Sean Morris to vice president of marketing and Mark Ortiz to vice president of IRE business development

Fiscal 2008 Guidance

The Company affirmed its outlook for fiscal 2008:

•	Net sales in the range of $170- $175 million

•	Approximately 45% of sales expected during the first half of the fiscal year and 55% of sales expected during the second half of the fiscal year; first quarter expected to be lowest sales quarter

•	Gross profit margin in the range of 61-62%

•	GAAP operating income in the range of $20-$22 million

•	GAAP EPS in the range of $0.56 - $0.60

•	Non-GAAP income of at least $30 million. Non-GAAP income excludes stock-based compensation, amortization of intangibles and includes the cash benefit from the use of NOLs.

Conference Call Information

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern time. To participate in the call, please dial (888) 679-8038 from the U.S. or (617) 213-4850 from outside the U.S. Please enter passcode 99830939.

A telephone replay of the call will be available from 6:30 p.m. Eastern time today through 11:59 p.m. Eastern time on October 8, 2007 by dialing (888) 286-8010 from the U.S. or (617) 801-6888 from outside the U.S., and entering the passcode 48003479.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company's Web site at: www.angiodynamics.com. A recording of the conference call will be archived there for 12 months.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, the Company has reported non-GAAP adjusted income and adjusted EPS. Adjusted income and adjusted EPS excludes certain expenses relating to the acquisition of RITA Medical, stock-based compensation expense, and includes the cash benefit from the use of acquired net operating losses, and assumed taxes on income where applicable.  Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing the Company's performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these activities or items. By using these non-GAAP measures, management believes that investors get a better picture of the performance of the Company's underlying business. Management encourages investors to review the Company's financial results prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company's financial results.  Please see the tables that follow for a reconciliation of GAAP to non-GAAP measures.

Safe Harbor

The statements made in this document include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as "expects," "reaffirms," "anticipates," "plans," "believes," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, the outcome of pending patent litigation, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.

About AngioDynamics

AngioDynamics is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products.

More information is available at www.angiodynamics.com.

(Tables to Follow)

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended
	Aug 31,	Sep 2,
	2007	2006
	(unaudited)

Net Sales	$37,526	$20,265
Cost of sales (1)	15,025	8,339
Gross Profit	22,501	11,926
% of Net Sales	60.0%	58.9%

Operating Expenses
Research and development (1)	2,711	1,627
Sales and marketing (1)	10,549	5,730
General and administrative (1)	4,132	2,715
Amortization of purchased intangibles	1,588	31
Total operating expenses	18,980	10,103
Operating Income	3,521	1,823
Other income, net	288	1,169
Income before income taxes	3,809	2,992
Provision for income taxes	1,429	1,094
Net Income	$2,380	$1,898

Earnings per common share
Basic	$0.10	$0.12
Diluted	$0.10	$0.12

Weighted average common shares
Basic	23,969	15,500
Diluted	24,244	15,852

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended
	Aug 31,	Sep 2,
	2007	2006
	(unaudited)
(1) Includes stock-based compensation charges of:

Cost of sales	$153	$89
Research and development	190	124
Sales and marketing	325	154
General and administrative	543	276
Total stock-based compensation	1,211	643
Less: tax benefit	(454)	(221)
Net stock-based compensation	$757	$422

Reconciliation of Net Income to non-GAAP adjusted income:

Net Income	$2,380	$1,898

Stock-based compensation	1,211	643
Amortization of purchased intangibles	1,588	31
Cash benefit from use of NOL's	1,330	-
Adjusted income before taxes	6,509	2,572
Effect of income taxes	(454)	(221)
Adjusted income	$6,055	$2,351

Adjusted income per common share
Basic	$0.25	$0.15
Diluted	$0.25	$0.15

Weighted average common shares
Basic	23,969	15,500
Diluted	24,244	15,852

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended
	Aug 31,	Sep 2,
	2007	2006
	(unaudited)

Net Sales by Product Category
Interventional Products	$28,903	$20,265
Oncology Products	8,623	-
Total	$37,526	$20,265

Net Sales by Geography
United States	$34,007	$19,559
International	3,519	706
Total	$37,526	$20,265

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Aug 31,	Jun 2,
	2007	2007
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$ 23,426	$ 28,313
Restricted cash	1,284	1,786
Marketable securities	46,167	43,191
Total cash and investments	70,877	73,290

Receivables, net	19,686	20,798
Inventories, net	30,754	28,569
Deferred income taxes	2,276	2,247
Other current assets	3,066	2,957
Total current assets	126,659	127,861

Property, plant & equipment, net	18,882	16,832
Intangible assets, net	48,655	49,148
Goodwill	154,341	153,787
Deferred income taxes	28,280	29,289
Other non-current assets	8,223	6,364
Total Assets	$ 385,040	$ 383,281

Liabilities and Stockholders' Equity
Current portion of long-term debt	$ 9,950	$ 315
Litigation provision	9,910	9,790
Other current liabilities	17,402	20,103
Long-term debt, net of current portion	7,410	17,115
Total Liabilities	44,672	47,323

Stockholders' equity	340,368	335,958
Total Liabilities and Stockholders' Equity	$ 385,040	$ 383,281

Shares outstanding	24,015	23,962

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(dollars in thousands)

	Three months ended
	Aug 31,	Sep 2,
	2007	2006
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	2,380	1,898
Depreciation and amortization	2,092	312
Tax benefit from exercise of stock options	76	24
Deferred income taxes	981	(132)
Stock-based compensation	1,211	643
Other	(188)	(122)
Changes in operating assets and liabilities
Accounts receivable	965	1,313
Inventories	(2,316)	(2,453)
Accounts payable and accrued liabilities	(2,829)	(2,019)
Other	(1,868)	1,114
Net cash provided by operating activities	504	578

Cash flows from investing activities:
Additions to property, plant and equipment	(2,604)	(90)
Acquisition of intangible assets	(1,193)	(1,500)
Decrease in restricted cash	502	-
Purchases of marketable securities, net	(2,768)	7,516
Net cash (used in) provided by investing activities	(6,063)	5,926

Cash flows from financing activities:
Repayment of long-term debt	(70)	(45)
Payments related to issuance of common stock	-	(329)
Proceeds from exercise of stock options and ESPP	738	385
Tax benefit from exercise of stock options	4	229
Net cash provided by financing activities	672	240
Increase (decrease) in cash and equivalents	(4,887)	6,744

Cash and cash equivalents
Beginning of period	28,313	64,042
End of period	23,426	70,786